EXHIBIT 99.1

EL PASO                                                             NEWS
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El Paso Corporation
P.O. Box 2511
Houston, Texas 77252-2511


FOR IMMEDIATE RELEASE

         EL PASO CORPORATION COMPLETES REMOVAL OF RATINGS TRIGGERS
         ---------------------------------------------------------

     HOUSTON, TEXAS, JULY 22, 2002-El Paso Corporation (NYSE:EP) announced today that it has completed the removal of the ratings triggers on its $1-billion Clydesdale minority interest financing. This transaction completes the plan announced by the company in December 2001 to eliminate or negotiate the ratings triggers in our Chaparral and Gemstone investments and our Trinity River and Clydesdale minority interest financing transactions. Eliminating the ratings triggers on this $4 billion of securities was a key element in the company's balance sheet enhancement plan.
          The company will retain a $300-million financing with ratings triggers that was not part of the plan announced in December 2001 due to its small size and upcoming maturity. This financing must be redeemed no later than November 30, 2003 and such obligation will be met in the normal course of the company's financing program.
          El Paso Corporation is North America's leading provider of natural gas services. The company has core businesses in natural gas production, gathering and processing, and transmission, as well as liquefied natural gas transport and receiving, petroleum logistics, power generation, and merchant energy services. El Paso Corporation, rich in assets and fully integrated across the natural gas value chain, is committed to developing new supplies and technologies to deliver energy to communities around the world. For more information, visit www.elpaso.com.

       CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
       ---------------------------------------------------------

          This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.
                                    ###

     Contacts:
       Communications and Government Affairs      Investor Relations
       -------------------------------------      ------------------
       Norma F. Dunn                              Bruce L. Connery
       Senior Vice President                      Vice President
       Office: (713) 420-3750                     Office: (713) 420-5855
       Fax:    (713) 420-3632                     Fax:    (713) 420-4417